UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2023 (August 27, 2023)

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed by Scilex Holding Company (the “Company”), on February 13, 2023, Sorrento Therapeutics, Inc. (“Sorrento”), together with its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc., commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). While the Company is majority-owned by Sorrento, the Company is not a debtor in Sorrento’s voluntary Chapter 11 filing. In connection with such proceedings, Sorrento entered into that certain Stock Purchase Agreement, dated as of August 7, 2023, as amended pursuant to that First Amendment to Stock Purchase Agreement, dated as of August 9, 2023, and that Second Amendment to Stock Purchase Agreement, dated as of August 21, 2023 (collectively, the “Stalking Horse Stock Purchase Agreement”), with Oramed Pharmaceuticals Inc. (“Oramed”) relating to, among other things, the purchase and sale (the “Oramed Transaction”) of (A) 59,726,737 shares of common stock (the “Common Stock”), par value $0.0001 per share, of the Company, (B) 29,057,096 shares of Series A preferred stock, par value $0.0001 per share, of the Company, which constitutes one fewer share of Preferred Stock than all of the issued and outstanding Preferred Stock of the Company, (C) warrants exercisable for 2,245,309 shares of Common Stock and (D) an option to purchase up to 2,259,058 additional shares of Common Stock held by Sorrento in abeyance for the benefit of certain holders of warrants to purchase shares of common stock of Sorrento.

On August 27, 2023, Tien-Li Lee, M.D. notified the Board of Directors (the “Board”) of the Company that he was resigning from the Board, all committees of the Board and any director or officer position held with any subsidiary of the Company, effective as of August 27, 2023. Dr. Lee’s resignation was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 27, 2023, Henry Ji, Ph.D. was informed that, pursuant to Article V.E. of the Company’s Restated Certificate of Incorporation, the chief restructuring officer on behalf of Sorrento in its pending bankruptcy proceedings, as the holder of a majority in voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, had taken action by written consent to remove Dr. Ji as a director of the Company, effective as of such date. On August 27, 2023, Dr. Ji notified the Board that he was resigning from his position as an executive officer of the Company and any position as a director or officer of any subsidiary of the Company, effective as of and contingent upon the closing of the Oramed Transaction. On August 29, 2023, Jaisim Shah notified the Board that he was retiring from the Board, all committees of the Board, his position as the Chief Executive Officer and President of the Company and any position as a director or officer of any subsidiary of the Company, effective as of and contingent upon the closing of the Oramed Transaction. The resignation of Dr. Ji and the retirement of Mr. Shah were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 27, 2023, Laura J. Hamill notified the Board that she was resigning from the Board, all committees of the Board and any director or officer position held with any subsidiary of the Company effective as of and contingent upon the closing of the Oramed Transaction. On August 28, 2023, each of Dorman Followwill and David Lemus notified the Board that he was resigning from the Board, all committees of the Board and any director or officer position held with any subsidiary of the Company, effective as of and contingent upon the closing of the Oramed Transaction. The resignations of Ms. Hamill and Messrs. Followwill and Lemus were not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 30, 2023, the Bankruptcy Court entered an order approving the Oramed Transaction. The actual closing date is not known by the Company, but the Company anticipates that the Oramed Transaction will close on or before September 30, 2023, which is the outside date for closing under the terms of the Stalking Horse Stock Purchase Agreement. The above referenced resignations and retirement (as applicable) of Dr. Ji, Mr. Shah, Ms. Hamill and Messrs. Followwill and Lemus will become effective as of and contingent upon the closing of the Oramed Transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Elizabeth Czerepak
Name:	Elizabeth Czerepak
Title:	Chief Financial Officer and Chief Business Officer

Date: August 31, 2023

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